Exhibit 99

2Q 2004 EARNINGS For Immediate Release
Contact: Chris Neff 435-645-8898 cneff@nicusa.com

NIC Earns Three Cents Per Share as Second Quarter
Operating Income Increases 59 Percent to $3.2 Million

OLATHE, Kan.—July 29, 2004—NIC Inc. (Nasdaq: EGOV) today reported net income of $1.8 million and earnings per share of three cents on total revenues of $14.3 million for the three months ended June 30, 2004. In the prior year quarter, the Company posted net income of $1.4 million and earnings per share of two cents on total revenues of $12.9 million. The continued strength of the Company's core outsourced portal business helped to deliver a 59 percent increase in operating income over the prior year quarter. NIC's operating income rose to $3.2 million in the second quarter, up from $2.0 million a year ago and $2.9 million in first quarter 2004.

Operating Highlights
Three months ended June 30
(thousands)

	2004	2003	Change
Portal Revenues	$12,255	$10,149	21%
Portal Cost of Revenues	6,189	5,285	17%

Portal Gross Profit	$6,066	$4,864	25%
Operating Income	$3,174	$1,992	59%
Operating Income Margin %	22%	15%
Net Income	$1,826	$1,357	35%

Portal revenues were $12.3 million, a 21 percent increase over the prior year quarter. On a same state basis, portal revenues grew 18 percent in the second quarter, compared to a five percent increase during the same period a year ago. Strong usage of NIC's outdoor licensing, court record search, and limited criminal history request applications in the second quarter helped same state revenues from non-driver record exchange (non-DMV) services increase 37 percent. During the same period, same state DMV revenues rose 13 percent.

"NIC's portal business had yet another great quarter," said Jeff Fraser, Chief Executive Officer of NIC. "Our DMV and non-DMV revenue growth in the second quarter further proves the effectiveness of NIC's self-funded eGovernment portal solution."

The portal business launched 70 new non-DMV revenue-generating services in the second quarter and has another130 additional services in the development pipeline. "NIC continues to diversify its portfolio of non-DMV fee-based applications, which we expect to generate revenue growth in future quarters," said Harry Herington, Chief Operating Officer of NIC.

In line with expectations, second quarter revenues for the software and services business were $2.1 million, down 24 percent from the prior year quarter. During the quarter, the California Secretary of State engagement reached a key performance benchmark. "We are pleased with our progress on the Uniform Commercial Code system and are eager to complete the remainder of the project and transition to maintenance mode," continued Herington.

Selling and administrative expenses for the second quarter were $2.9 million, or 21 percent of revenue, down from 23 percent in the prior year quarter and 22 percent of revenue during first quarter 2004.

"NIC's operating margins grew to a record 22 percent for the quarter, up from 15 percent a year ago and 20 percent last quarter," said Eric Bur, Chief Financial Officer of NIC. "Our cost controls and lean overhead structure continue to generate operational leverage."

Driven by a milestone payment from the California Secretary of State project, NIC ended the second quarter with $26.7 million in cash and equivalents, up $6.0 million from March 31, 2004. During the same period, net working capital grew by $3.7 million to $30.9 million.

Second Quarter Operating Highlights
During the second quarter, Maine (www.Maine.gov) and Hawaii (www.eHawaii.gov) signed two-year extensions for portal management services. In addition, Arkansas (www.Arkansas.gov) and Tennessee (www.Tennessee.gov) completed one-year contract extensions. Five of NIC's partners were also recognized for national eGovernment excellence. Earlier this month, NIC's partners in Virginia (www.Virginia.gov), Indiana (www.IN.gov), Tennessee (www.Tennessee.gov), Utah (www.Utah.gov), and Arkansas (www.Arkansas.gov) were ranked among the top ten states by the Center for Digital Government's 2004 Digital States Survey.

"We thank our partners in Maine, Hawaii, Arkansas, and Tennessee for continuing to put their trust in NIC, and we also congratulate each of our Digital States Survey-winning state partners," concluded Fraser.

Third Quarter and Full-Year 2004Outlook
For third quarter 2004, NIC expects total revenues of $12.9—$13.3 million, portal revenues of $11.5—$11.7 million, and software and services revenues of $1.4—$1.6 million. The Company also anticipates operating income between $2.6—$2.8 million and net income of $1.5—$1.7 million, or $0.03 per share.

For full-year 2004, NIC's previous guidance remains unchanged: Total revenues of $54.4—$55.3 million, portal revenues of $46.6—$47.3 million, and software and services revenues of $7.8—$8.0 million. In addition, the Company expects operating income between $11.0—$11.3 million (a 50 percent increase over 2003) and net income of $6.5—$6.8 million, or $0.11 per share. Full-year 2004 guidance includes normal fourth quarter seasonality, which has historically resulted in a 5-10 percent decrease in portal DMV revenues.

NIC's third quarter and full-year 2004 estimates do not include new contracts.

Second Quarter Earnings Call and Webcast Details Dial-In Information Thursday, July 29, 2004 9:00 a.m. (EDT)
Call bridge:	1-800-257-7063
Call leaders:	Jeff Fraser, Chief Executive Officer Harry Herington, Chief Operating Officer Eric Bur, Chief Financial Officer

A replay of the call will be available until 11:00 p.m. (EDT) on August 5 by dialing 1-800-405-2236 and using passcode 11003066.

Webcast Information
Thursday, July 29, 2004
9:00 a.m. (EDT)
To sign in and listen: The Webcast system is available at www.nicusa.com/investor.

Some users may need to refresh their browsers to view the Webcast information. A replay of the Webcast will be available until 5:00 p.m. (EDT) on October 29 by visiting www.nicusa.com/investor.

About NIC
NIC manages more eGovernment services than any provider in the world. The company is helping governments communicate more effectively with citizens and businesses by putting essential services online. NIC provides eGovernment solutions for 1,500 state and local agencies that serve more than 51 million people in the United States. Additional company information is available at www.nicusa.com.

The statements in this release regarding continued implementation of NIC's business model and its development of new products and services are forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the success of the Company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2003 Annual Report on Form 10-K filed on March 12, 2004, with the Securities and Exchange Commission.

(financial tables follow)

NIC Inc.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except for per share amounts

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues:
Portal revenues	$12,255	$10,149	$24,486	$19,939
Software & services revenues	2,082	2,757	4,271	5,487

Total revenues	14,337	12,906	28,757	25,426

Cost of revenues:
Cost of portal revenues, exclusive of depreciation & amortization	6,189	5,285	12,042	10,365
Cost of software & services revenues, exclusive of depreciation & amortization	1,649	2,242	3,729	4,386
Selling & administrative	2,945	2,937	6,177	6,057
Depreciation & amortization	380	450	769	942

Total operating expenses	11,163	10,914	22,717	21,750

Operating income	3,174	1,992	6,040	3,676

Other income (expense):
Interest income	23	30	44	59
Interest expense	(4)	(4)	(9)	(9)
Equity in net loss of affiliates	(40)	262	(109)	202

Total other income (expense)	(21)	288	(74)	252

Income before income taxes	3,153	2,280	5,966	3,928
Income tax provision	1,327	923	2,538	1,582

Net income	$1,826	$1,357	$3,428	$2,346

Basic and diluted earnings per share:	$0.03	$0.02	$0.06	$0.04

Weighted average shares outstanding:
Basic	58,870	58,234	58,807	58,184

Diluted	60,884	58,654	60,950	58,411

Key Financial Metrics:
Revenue growth—outsourced portals	21%	13%	23%	14%
Same state revenue growth—outsourced portals	18%	5%	20%	5%
Revenue growth—software & services	(24%)	(30%)	(22%)	(27%)
Gross profit percentage—outsourced portals	49%	48%	51%	48%
Gross profit percentage—software & services	21%	19%	13%	20%
Selling & administrative costs as a percentage of revenue	21%	23%	21%	24%
Operating income margin percentage	22%	15%	21%	14%
Portal Revenue Analysis (thousands)
DMV transaction-based	$7,650	$6,187	$15,529	$12,218
Non-DMV transaction-based	3,597	2,820	6,940	5,261
Portal management	102	299	204	599
Software development	906	843	1,813	1,861

Total	$12,255	$10,149	$24,486	$19,939

NIC Inc.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
Thousands except for share amounts

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$21,440	$13,540
Cash and cash equivalents—restricted	5,286	5,363
Marketable securities	—	249
Trade accounts receivable	20,556	17,871
Deferred income taxes	173	181
Prepaid expenses	665	698
Other current assets	4,918	8,845

Total current assets	53,038	46,747
Property and equipment, net	3,107	2,992
Deferred income taxes	32,968	35,169
Other assets	268	110
Investments in affiliates	—	644
Intangible assets, net	49	77

Total assets	$89,430	$85,739

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,875	$16,345
Accrued expenses	6,559	5,245
Note payable—current portion	158	156
Application development contracts	446	465
Other current liabilities	143	158

Total current liabilities	22,181	22,369
Note payable—long-term portion	128	207

Total liabilities	22,309	22,576

Commitments and contingencies	—	—
Shareholders' equity:
Common stock, no par, 200,000,000 shares authorized 58,902,525 and 58,715,672 shares issued and outstanding	—	—
Additional paid-in capital	199,459	198,929
Accumulated deficit	(132,133)	(135,561)

	67,326	63,368
Less treasury stock	(205)	(205)

Total shareholders' equity	67,121	63,163

Total liabilities and shareholders' equity	$89,430	$85,739

NIC Inc.
CASH FLOW SUMMARY
(UNAUDITED)
Thousands

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income	$1,826	$1,357	$3,428	$2,346
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	381	450	769	942
Application development contracts	(21)	(273)	(19)	(732)
Deferred income taxes	1,301	849	2,547	1,461
Deferred income tax benefit relating to stock options	(73)	—	(171)	—
Equity in net loss of affiliates	40	(262)	109	(202)
Changes in operating assets and liabilities
(Increase) in trade accounts receivable	(199)	(749)	(2,685)	(2,236)
(Increase) decrease in prepaid expenses	(4)	270	33	297
(Increase) decrease in other current assets	5,222	(2,029)	4,030	(3,320)
Decrease in other assets	—	7	2	14
Increase (decrease) in accounts payable	(2,333)	904	(1,470)	1,514
Increase (decrease) in accrued expenses	(212)	159	1,431	734
(Decrease) in other current liabilities	(43)	(209)	(15)	(398)

Net cash provided by operating activities	5,885	474	7,989	420

Cash flows from investing activities:
Purchases of property and equipment	(229)	(354)	(855)	(622)
Maturities of marketable securities	250	—	250	—
Proceeds from sale of affiliate	300	—	300	—

Net cash provided by (used in) investing activities	321	(354)	(305)	(622)

Cash flows from financing activities:
Cash and cash equivalents—restricted	39	25	77	863
Payments on note payable	(39)	(25)	(77)	(96)
Proceeds from exercise of employee stock options	74	—	216	133

Net cash provided by financing activities	74	—	216	900

Net increase in cash and cash equivalents	6,280	120	7,900	698
Cash and cash equivalents, beginning of period	15,160	10,137	13,540	9,559

Cash and cash equivalents, end of period	$21,440	$10,257	$21,440	$10,257